Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information of John Hancock Asset-Based Lending Fund, and to the use of our report, dated June 22, 2022, with respect to the financial statements of John Hancock Asset-Based Lending Fund as of June 16, 2022, in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, Nos. 333-260182 and 811-23748) of John Hancock Asset-Based Lending Fund.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 30, 2022